Exhibit 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 18, 2014, relating to the consolidated financial statements and financial statement schedule of Rockwell Automation, Inc., and the effectiveness of Rockwell Automation Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

February 11, 2015